EXHIBIT 99.1

Explanatory Note: The following is an English translation of a press release, which Vicuron issued in Italy on June 23, 2005 (Italian time):

Dov A. Goldstein, M.D.	Jim Weiss
Vicuron Pharmaceuticals, Inc.	WeissComm Partners
610-205-2312	415-946-1060

dgoldstein@vicuron.com	jim@weisscommpartners.com

VICURON PHARMACEUTICALS PROVIDES ADDITIONAL INFORMATION

REGARDING MERGER AGREEMENT WITH PFIZER INC.

KING OF PRUSSIA, PA., June 23, 2005 – Following Consob’s request, Vicuron Pharmaceuticals Inc. (Nasdaq and Nuovo Mercato: MICU), today provided additional information regarding the merger agreement announced on June 15, 2005 with Pfizer Inc. (the “Merger Agreement”). Pursuant to the Merger Agreement approved by the Board of Directors of both Pfizer and Vicuron, a wholly-owned subsidiary of Pfizer will, subject to satisfaction or waiver of the conditions therein (including the approval by Vicuron’s stockholders), merge with and into Vicuron, with Vicuron as the surviving corporation. As a result of the merger and pursuant to Section 251 of the Delaware General Corporation Law, Vicuron will become a wholly-owned subsidiary of Pfizer and all existing stockholders of Vicuron shall receive cash against cancellation of their shares (as described below). As a result of the merger, Pfizer will be the sole stockholder of the surviving corporation. The transaction described is a “cash-for-stock” merger wholly and exclusively regulated by the Delaware General Corporation Law.

Under the terms of the Merger Agreement, upon consummation of the merger, holders of common stock of Vicuron (other than stockholders who exercise appraisal rights under Delaware law, i.e., the right to obtain, in exchange for their shares, a fair value determined by a court), in each case issued and outstanding immediately prior to the consummation of the merger, will receive $29.10 (corresponding to Euro 24.14 at the date of this release) per share in cash against cancellation of their shares. In addition, each option to acquire Vicuron common stock outstanding immediately prior to the consummation of the merger will, upon consummation of the merger, be converted into the right to receive an amount in cash equal to the excess of $29.10 minus the exercise price of the option. As anticipated, Vicuron shall survive with Pfizer being its sole shareholder.

The merger is conditioned upon, among other things, the adoption of the Merger Agreement by the stockholders of Vicuron, regulatory clearance and other customary closing conditions. The parties currently expect the merger to close in the third calendar quarter of 2005; however, there can be no assurances that the merger will close in that time period.

A copy of Form 8-K filed with SEC, including a description of the merger and the relevant terms and conditions (including the proposed consideration for the merger) thereof and attaching a copy of the merger agreement, has been made available to the public at Vicuron’s registered office in Italy and at Borsa Italiana.

Vicuron intends to file a proxy statement at Borsa Italiana and at Vicuron’s registered office in Italy and to call the stockholders’ special meeting regarding the merger with a notice published at least 20 days in advance of the meeting through a daily newspaper with national circulation. Within the same term, Vicuron shall send, through the centralised system managed by Monte Titoli, the notice and the proxy statement to the authorized intermediaries holding accounts with Monte Titoli. The proxy statement will be made available also on the SEC Internet website (http://www.sec.gov/edgar.html) and contain, among other things, a detailed description of the transaction submitted to the stockholders’ for approval, together with the relevant recommendations by the Board, as well as details on how to exercise appraisal rights under Delaware law.

Vicuron will also make available the proxy statement relating to the meeting on the SEC Internet website.

Vicuron expects the above extraordinary shareholders meeting to be held around the end of August.

Additional Information and Where to Find it

Vicuron will file a proxy statement and other documents regarding the proposed merger described in this press release with the SEC. Vicuron’s stockholders are urged to read the proxy statement and other relevant materials when they become available, because they will contain important information about Vicuron, the proposed transaction and related matters. A definitive proxy statement will be sent to security holders of Vicuron seeking their approval of the transaction. Stockholders may obtain a free copy of the definitive proxy statement, when available, and other documents filed by Vicuron and Pfizer with the SEC at the SEC’s Internet website at www.sec.gov.

Participants in Solicitation

Vicuron and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Vicuron stockholders to approve the proposed merger. Such individuals may have interests in the merger, including as a result of holding options to purchase or shares of Vicuron stock. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for Vicuron’s 2005 annual meeting of stockholders filed with the SEC on April 18, 2005. Stockholders may obtain additional information regarding the interests of such participants by reading the proxy statement relating to the proposed transaction when it becomes available.